Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10679) of Olympic Steel, Inc. of our report dated March 2, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.
PricewaterhouseCoopers LLP
Cleveland, OH
March 2, 2009